Exhibit 10.4

August 22, 2008

Mr. Bruce Van Saun

The Bank of New York Mellon Corporation

One Wall Street

New York, New York 10286

Dear Bruce:

The purpose of this letter is to provide you with additional information about the timing of certain payments you will receive under your Transition Agreement with The Bank of New York, Inc., dated June 25, 2007, following termination of your employment with the Bank of New York Mellon Corporation. As you know, you will continue to be employed by the Company until August 18, 2008, but it has not been nor will it be necessary for you to report to work after June 30, 2008.

As noted in Section 4(j) of your Transition Agreement, certain payments you are eligible to receive under the terms of such agreement will be delayed for 6 months from termination of your employment so that you do not become subject to an additional 20% tax under Section 409A of the Internal Revenue Code. For purposes of calculating the Section 409A 6-month delay, you are deemed to have terminated employment with the Company as of July 1, 2008, since you ceased to provide significant services to the Company as of that date. Accordingly, for those payments that are subject to the 6-month delay, the first day that such amounts may be paid to you is January 1, 2009.

Your base salary for the period from July 1, 2008 through August 18, 2008 and your 2008 pro-rata bonus, noted in Section 3(a)(ii) of your Transition Agreement, for the period through August 18, 2008 are subject to the 6-month delay and will be paid to you, in a lump sum on January 2, 2009.

Additionally, your equity-based awards noted in Section 3(a)(iii) of your Transition Agreement will be treated as set forth on the attached Exhibit A. Exhibit B, also attached, provides an estimate of the lump sum cash payment to which you are entitled under Section 3(a)(v) of your Transition Agreement. You will also receive up to 3 years of continuation of welfare benefits for you and your dependents in accordance with Section 3(a)(vi) of the Transition Agreement, which benefit continuation period will commence on August 19, 2008. Note that in order to further comply with regulatory requirements under Section 409A, to the extent any reimbursement or in-kind benefit provided to you constitutes a deferral of compensation, the amount of any such expenses eligible for reimbursement (or in-kind benefits to be provided) in one calendar year shall not affect the expenses eligible for reimbursement (or in-kind benefits to be provided) in any other taxable year (except in regard to limitations applicable to medical reimbursements), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement (or in-kind benefit) be subject to liquidation or exchange for another benefit.

In accordance with your Transition Agreement, all payments and benefits to which you are entitled under your Transition Agreement are subject to your executing and not revoking the General Release sent to you on May 20, 2008, and subsequently revised at your request. The Bank of New York Mellon Corporation and you also continue to be subject to the other terms and conditions of your Transition Agreement.

If the terms of this letter are acceptable to you, please sign both copies of this letter indicating your agreement to its terms, keep one signed copy of the letter for yourself and return the other signed copy to me. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

Sincerely,

/s/ Lisa B. Peters
Lisa B. Peters

Enclosure

cc:	Judith Verhave

Daniel Gluckman

Bennett Josselsohn

Accepted and Agreed:

/s/ Bruce Van Saun
Bruce Van Saun

Date:	August 25, 2008

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